SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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HENNESSY ADVISORS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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LETTER FROM OUR PRESIDENT

and

PROXY STATEMENT

for the

2017 ANNUAL MEETING OF SHAREHOLDERS

Hennessy Advisors, Inc.

7250 Redwood Boulevard, Suite 200

Novato, California 94945

800-966-4354

www.hennessyadvisors.com

Dear Hennessy Advisors Shareholder:	December 2016

The Presidential election is over, the “Curse” of the Cubs is no more, and we all survived! In spite of the Zika virus, we were able to watch some of the best athletes in the world compete as Brazil hosted the 2016 Summer Olympics. The Denver Broncos won the Super Bowl, and Peyton Manning retired from football, but he certainly has a second career as the spokesperson in many humorous and self-deprecating television commercials. Our beloved Golden State Warriors set a regular season win record, only to lose to LeBron and the Cavaliers in the finals. We also said farewell to much-loved golf legend Arnold Palmer.

There was much global unrest with the Brexit vote in the United Kingdom, refugee and immigration woes in Europe, and the ever present threat of terrorism. Here in the United States, behind the backdrop of a very boisterous and energetic election year, we faced Hurricane Matthew, areas that suffered flooding and wildfires, and the tragedy of several mass shootings.

Over the last twelve months, and really for several years, U.S. corporations and individuals have been confronted with aggressive and unpredictable political developments, new and numerous regulations, worry over interest rates, healthcare reform, unemployment concerns, and lack of clarity on taxes. Despite all the headwinds, consumer confidence has stayed relatively strong all year, and I am consistently in awe of the ability of the U.S. economy and corporations to perform in any economic cycle. During our fiscal year ended September 30, 2016, both the Dow Jones Industrial Average and S&P 500 Index posted returns of over 15%.

Business Model and Financial Results

Here at Hennessy Advisors, we have also had to persevere through all different kinds of economic cycles. We remain committed to our proven business model of focusing on strategically acquiring assets while continuing to generate organic growth. With this strategy in mind, we were very pleased this year to announce the successful completion of our eighth acquisition. We finalized the acquisition of The Westport Funds on September 26, 2016, which added $435 million to our assets under management.

We are also pleased to report that Hennessy Advisors once again produced record-breaking results in fiscal 2016. Fully diluted earnings per share were $2.79, an increase of 46% from the prior fiscal year’s earnings per share of $1.91. Revenue for the fiscal year totaled over $51 million, an increase of 15% over the prior year. Total assets under management reached $6.7 billion as of September 30, 2016, an increase of $711 million from September 30, 2015, due in part to the acquisition of The Westport Funds. Average assets under management, upon which fees are calculated, reached $6.3 billion, an increase of over $319 million versus prior year, which drove increases in revenue, net income and earnings.

Hennessy Advisors’ stock performed well over the fiscal year, ending the year at $35.47, an increase of 49% versus the end of the prior year. I am also very proud of the fact that since early 2005 we have consistently been able to return capital to our shareholders in the form of a dividend, rewarding the confidence of our loyal shareholders. This fiscal year, we increased the quarterly dividend by 33% to $0.08 per share on January 28, 2016, and then, after the end of our fiscal year, we increased the dividend again, this time by 25% to $0.10 per share on October 31, 2016.

Investment Performance

An important element of our business model is the long-term performance of our mutual funds. For the twelve months ended September 30, 2016, 14 of our 16 mutual funds posted positive returns, and each one of our mutual funds posted positive returns over the three- and five-year periods. Ten of our 16 mutual funds were rated 5-, 4-, or 3-stars by Morningstar for investor share classes. Across all classes and all of our funds, 95% of our assets under management were in fund classes rated 5-, 4-, or 3-stars, with 77% being held in 5- or 4-star fund classes as of September 30, 2016.

Distribution and Marketing

Once again, our strong financial performance was complemented by investment and marketing achievements. The Hennessy Gas Utility Fund won the 2016 Lipper Fund Awards for five- and ten-year risk adjusted performance, marking the fifth consecutive year this fund has won the five-year award. Our funds also won recognition from Fidelity, Schwab, Barron’s, Forbes and The Wall Street Journal. Our marketing team won a record seven Mutual Fund Education Alliance (MFEA) STAR Awards for excellence in communications to retail mutual fund investors and financial advisors, bringing the total number of MFEA awards earned to twenty-four over eight years.

The Future

As soon as the debates and campaigning were over and the U.S. Presidential election concluded on November 8, 2016, all eyes turned toward the future. Some voters are indignant and unhappy, and others are placing their hope in an entirely different kind of President, our President Elect, Donald Trump.

Looking ahead to the year in front of us, I am reminded that this bull market in U.S. equities is entering its ninth year. Many believe the U.S. economy is due for a recession and the market is due for a downturn. However, since the recovery began after the financial crisis, U.S. companies have found ways to deliver record earnings and profits and to grow despite the numerous hurdles in their way. And, if the new administration lessens any of these hurdles by reigning in regulation, lowering taxes for corporations or individuals, providing reasonable healthcare costs and reform, or applying even more consistency in monetary policy, U.S. companies, which are already lean and poised for growth, should continue to grow. If our corporations grow and expand, we should see more jobs and a stronger U.S. economy. I find myself remembering the bull run of 1982 to 2000, powered, in part, by a significant increase in valuations, and I believe today’s market just might have the fundamental chops to sustain this bull market in an even stronger fashion.

Today, ten-year U.S. Treasury yields are below 2.5%, a slight recovery from the summer, but still the lowest levels they have been in the modern financial era. Meanwhile, the prospective price-to-earnings multiple for the Dow Jones Industrial Average is 17.6x and for the S&P 500 Index is 17.9x, just above their long-term averages.

I don’t sense the euphoria that usually accompanies a peak in the market. I have been saying that if our economy could keep growing, even slowly, that the Dow Jones Industrial Average was going to reach 20,000, and I am even more confident we will reach that level soon. In the meantime, companies are largely profitable and many corporate balance sheets are cash-rich, with relatively little debt. Unemployment is low and real wages are rising, helping to drive consumption. We are hopeful that these solid fundamentals will provide support for positive market returns in the year to come.

All of us at Hennessy Advisors look forward to strengthening every aspect of our firm in the year ahead. We will seek to advance and refine our marketing and distribution efforts, strive to deliver top tier investment results and continue to search for strategically attractive acquisitions. We are fortunate to have a motivated and talented team to focus on our business and our shareholders, as well as a respected Board of Directors to help guide this company today and into the future. We believe that by diligently pursuing our business strategy we can continue to provide value to our shareholders.

Thank you for your continued confidence and investment in Hennessy Advisors. If you have any questions or would like to speak with us directly, please don’t hesitate to call us at (800) 966-4354.

Sincerely,

Neil J. Hennessy

President, Chairman and CEO

HENNESSY ADVISORS, INC.

NOTICE AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 26, 2017

DEAR SHAREHOLDER:

The annual meeting of shareholders of Hennessy Advisors, Inc. will be held on Thursday, January 26, 2017, at 6:30 p.m., PST, at StoneTree Golf Club, 9 StoneTree Lane, Novato, California 94945 (business casual recommended).

The meeting will be held for the following purposes:

1.	to elect all director nominees named in the proxy statement;

2.	to approve, by a non-binding advisory vote, the compensation of our executive officers as disclosed in this proxy statement;

3.	to ratify the selection of Marcum LLP as the independent registered public accounting firm for Hennessy Advisors, Inc. for fiscal year 2017; and

4.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors recommends a vote “FOR” Proposals 1, 2 and 3. Only shareholders of record at the close of business on December 2, 2016 will be entitled to vote at the annual meeting.

We hope you will be able to attend the meeting, but in any event we would appreciate if you would date, sign, and return the enclosed proxy as promptly as possible, or vote by calling toll-free (800) 652-8683 (if calling within the United States) or by voting over the Internet at www.Investorvote.com/HNNA.

By Order of the Board of Directors,

/s/ Teresa M. Nilsen
Teresa M. Nilsen, Secretary

Dated: December 13, 2016

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on January 26, 2017. The notice, proxy statement, annual report and form of proxy are available at www.hennessyadvisors.com/proxy.htm.

-i-

HENNESSY ADVISORS, INC.

7250 Redwood Boulevard, Suite 200

Novato, California 94945

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON JANUARY 26, 2017

This proxy statement and the enclosed form of proxy are first being sent to shareholders of Hennessy Advisors, Inc. (“Hennessy Advisors,” the “company,” “we,” “us” or “our”) on or about December 13, 2016, in connection with the solicitation by our board of directors of proxies to be used at the 2017 annual meeting of shareholders. The meeting will be held on Thursday, January 26, 2017, at 6:30 p.m., PST, at StoneTree Golf Club, 9 StoneTree Lane, Novato, California 94945 (business casual recommended).

The board of directors has designated Neil J. Hennessy and Teresa M. Nilsen, and each or either of them, as proxy agents to vote the shares of common stock solicited on its behalf. If you sign and return the enclosed form of proxy, or give your proxy by calling toll-free (800) 652-8683 (if calling within the United States) or by voting over the Internet at www.Investorvote.com/HNNA, you may nevertheless revoke your proxy at any time insofar as it has not been exercised by: (1) giving written notice to our corporate secretary, (2) delivering a later dated proxy, or (3) attending the meeting and voting in person. If your shares are held in “street name,” by your broker, fiduciary, custodian or other nominee, you may vote your shares in person at the annual meeting ONLY if you bring a legal proxy to the annual meeting. You must request this legal proxy from your bank or broker as indicated on the proxy card as they will not automatically supply one to you. The shares represented by your proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable.

VOTING SECURITIES

The record of shareholders entitled to vote was taken at the close of business on December 2, 2016. As of December 2, 2016, we had outstanding and entitled to vote 5,125,574 shares of common stock, no par value. Each share of common stock entitles the holder to one vote. Holders of a majority of our outstanding common stock must be present in person or represented by proxy to constitute a quorum at the annual meeting. Abstentions and “broker non-votes” (explained below) are counted as present for purposes of determining a quorum.

If you are a record holder (namely, you own your common stock in certificate form), you may vote by marking your vote on the enclosed proxy card and then signing it, dating it, and mailing it in the postage-paid envelope we have provided. Alternatively, you may vote by calling toll-free (800) 652-8683 (if calling within the United States) or by voting over the Internet at www.Investorvote.com/HNNA. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian (collectively referred to herein as a “broker”), follow the directions given by your broker regarding how to instruct them to vote your shares. Your broker may permit you to vote by the Internet or by telephone. Whether or not you plan to attend the annual meeting, we urge you to vote your shares now.

Brokers holding shares of common stock for beneficial owners in “street name” must vote those shares according to any specific instructions they receive from the beneficial owner of the shares. However, brokers have discretionary authority to vote on “routine” proposals, like the vote to ratify the selection of the independent registered public accounting firm, which means that a broker may vote on behalf of a beneficial owner in the broker’s discretion if the beneficial owner does not provide specific instructions to the broker. In the case of “non-routine” proposals, like the election of directors and the advisory vote on executive compensation, a broker may not vote on such proposals unless it receives specific instructions from the beneficial owner. A “broker non-vote” occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting authority for that particular proposal and has not received specific instructions from the beneficial owner or otherwise does not vote. Under applicable rules, if you hold your shares through a broker and do not instruct your broker how to vote with respect to Proposals 1 and 2, your broker may not vote with respect to such proposal.

For the election of directors, assuming a quorum is present, the director nominees that receive the highest number of votes, up to the number of directors to be elected, shall be elected. Abstentions and broker non-votes are not counted as votes “FOR” or “AGAINST” a director nominee and will have no effect on the outcome of the election.

For the advisory vote on executive compensation, the vote required is the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on this proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal, but broker non-votes will have no effect on the outcome of this proposal.

For the ratification of the selection of the independent registered public accounting firm, assuming a quorum is present, the vote required is the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal. We do not expect any broker non-votes on this proposal because brokers have discretion under applicable rules to vote uninstructed shares on this proposal. In any event, broker non-votes will have no effect on the outcome of this proposal.

The following table shows information relating to the beneficial ownership as of December 2, 2016, of: (1) each person known to us to be the beneficial owner of more than 5% of our common stock, (2) each director, (3) each of the executive officers named in the summary compensation table elsewhere in this proxy statement, and (4) all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares.

Name	Number of Shares Owned	Percent of Class
Neil J. Hennessy(1)(2)	1,598,887	31.19%
Teresa M. Nilsen(1)(3)	66,695	1.30%
Daniel B. Steadman(1)(4)	8,874	0.17%
Henry Hansel(1)	102,800	2.01%
Brian A. Hennessy(1)(5)	189,068	3.69%
Daniel G. Libarle(1)(6)	44,158	0.86%

Name	Number of Shares Owned	Percent of Class
Rodger Offenbach(1)(7)	64,891	1.27%
Susan W. Pomilia(1)(8)	48,438	0.95%
Thomas L. Seavey(1)	21,403	0.42%
All directors and executive officers (9 individuals)	2,145,214	41.85%

(1)	The mailing address for this person is c/o Hennessy Advisors, Inc., 7250 Redwood Boulevard, Suite 200, Novato, California 94945.
(2)	Includes (a) 1,578,637 shares held jointly with his spouse, over which Mr. Hennessy has shared voting and dispositive power and (b) 16,875 shares held solely by his spouse.
(3)	Includes (a) 63,659 shares held jointly with her spouse, over which Ms. Nilsen has shared voting and dispositive power, (b) 2,024 shares held by Ms. Nilsen and by her spouse as custodian for their children, over which Ms. Nilsen has shared voting and dispositive power, and (c) 1,012 shares held solely by her spouse.
(4)	Includes 8,874 shares held jointly with his spouse, over which Mr. Steadman has shared voting and dispositive power.
(5)	Includes (a) 172,194 shares held jointly with his spouse, over which Mr. Hennessy has shared voting and dispositive power, and (b) 8,437 shares held solely by his spouse.
(6)	Includes 44,158 shares held jointly with his spouse, over which Mr. Libarle has shared voting and dispositive power.
(7)	Includes (a) 54,259 shares held jointly with his spouse, over which Mr. Offenbach has shared voting and dispositive power, and (b) 4,247 shares held solely by his spouse.
(8)	Includes (a) 4,875 shares held jointly with her spouse, over which Ms. Pomilia has shared voting and dispositive power, and (b) 43,563 shares held solely by her spouse.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, nine directors will be elected to serve for a one-year term, until their successors are elected and qualified. The board of directors has nominated, upon the recommendation of the nominating committee, each of our nine current directors to stand for reelection. Directors will be elected by a plurality of votes cast by shares entitled to vote at the meeting.

Proxies will be voted, if authority to do so is not withheld, for the election as directors of each of the board’s director nominees. Each director nominee is presently available for election, and has consented to being named in this proxy statement and to serve, if elected. If any director nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may, in their discretion, vote for a substitute.

Our board of directors recommends a vote “FOR” the election of each of its director nominees. Proxies solicited by the board will be so voted unless shareholders specify in their proxies a contrary choice.

The information presented below for our incumbent directors includes information that each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other companies, some of which are publicly held, of which he or she currently serves as a director or has served as a director during the past five years.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the company and our board.

Neil J. Hennessy (age 60) has served as chairman of the board, president, and chief executive officer of Hennessy Advisors since 1989 and as director and portfolio manager of our mutual funds since 1996. Mr. Hennessy started his financial career over 35 years ago as a broker at Paine Webber. He subsequently moved to Hambrecht & Quist and later returned to Paine Webber. From 1987 to 1990, Mr. Hennessy served as a nominated member of the National Association of Securities Dealers, Inc.’s District 1 Business Conduct Committee. From January 1994 to January 1995, Mr. Hennessy served his elected term as chairman of the District 1 Business Conduct Committee. Mr. Hennessy earned a bachelor of business administration from the University of San Diego. Mr. Hennessy has amassed considerable business acumen in his career. Since founding the company in 1989, he has successfully navigated the company through many economic cycles. His significant experience in managing the company enables him to provide the board with invaluable knowledge and guidance. Mr. Hennessy is the brother of Dr. Brian A. Hennessy.

Teresa M. Nilsen (age 50) has served as a director, executive vice president, chief financial officer and secretary of Hennessy Advisors since 1989, and received an additional officer designation as the chief operating officer in October 2010. Ms. Nilsen is also the executive vice president and treasurer of our mutual funds. Ms. Nilsen has worked in the securities industry for over 28 years, and earned a bachelor of arts in economics from the University of California, Davis. Ms. Nilsen’s qualifications to serve on our board include her significant financial management, operational and leadership experience gained during her extensive career in the securities industry.

Daniel B. Steadman (age 60) has served as a director and executive vice president of Hennessy Advisors since 2000 and as the chief compliance officer of Hennessy Advisors since 2010. Mr. Steadman is also the executive vice president and secretary of our mutual funds. Mr. Steadman has been in the banking and financial services industry for over 40 years, serving as vice president of WestAmerica Bank from 1995 through 2000, vice president of Novato National Bank from its organization in 1984 through 1995, assistant vice president and branch manager of Bank of Marin from 1980 through 1984 and banking services officer of Wells Fargo Bank from 1974 through 1980. Mr. Steadman’s substantial experience in the financial services industry, as well as his significant experience in managing the strategic development of the company, enables him to provide the board with valuable insights and advice.

Henry Hansel (age 68) has served as a director of Hennessy Advisors since 2001. He has been president of The Hansel Auto Group, which includes nine automobile dealerships, since 1982. Mr. Hansel served as a director of the Bank of Petaluma from its organization in 1987 until it was sold in 2002. Mr. Hansel earned a bachelor of science degree in economics from the University of Santa Clara. Mr. Hansel’s experience with running a large and economically cyclical business provides him with excellent financial statement and operational knowledge. His corporate business experience, combined with his attentive and thorough service as a director over the years, allows him to provide the board with valuable recommendations and ideas.

Brian A. Hennessy (age 63) has served as a director of Hennessy Advisors since 1989 and served as a director of our mutual funds from 1996 to 2001. Dr. Hennessy was a self-employed dentist for over 20 years, and is now retired. Dr. Hennessy earned a bachelor of science in biology from the University of San Francisco and a D.D.S. from the University of the Pacific. Dr. Hennessy’s qualifications to serve on our board include his considerable experience as a business owner. His many years running his own practice allowed him to navigate many business-related issues, making him a valuable source of knowledge to us. This, combined with his prior service as a director of our mutual funds, has provided him with a solid understanding of the company and the industry in which it operates. Dr. Hennessy is the brother of our chairman of the board, Neil J. Hennessy.

Daniel G. Libarle (age 75) has served as a director of Hennessy Advisors since 2001. Mr. Libarle is the owner and president of Lace House Linen, Inc. He served as a director and chairman of the board of directors for Bank of Petaluma from its organization in 1987 until it was sold in 2002 and served as a director of Greater Bay Bancorp and was a member of its audit committee from 2003 until its sale to Wells Fargo in October 2007. In January 2008, Mr. Libarle became a director of the Exchange Bank, where he currently serves on the bank’s audit and loan committees. Mr. Libarle earned a bachelor of arts in economics from the University of Oregon and San Jose State University. Mr. Libarle is an effective and knowledgeable member of our board of directors and brings with him years of essential business experience. Mr. Libarle employs his decades of experience on various boards and audit committees in the financial services industry to lead and guide our audit committee. He has extensive knowledge in reading and analyzing financial statements, and his role as a business owner also provides him with the operational knowledge to anticipate and mediate business-related issues.

Rodger Offenbach (age 65) has served as a director of Hennessy Advisors since 2001 and served as a director of our mutual funds from 1996 to 2001. Mr. Offenbach was the owner of Ray’s Catering and Marin-Sonoma Picnics from 1973 to 2010. Mr. Offenbach earned a bachelor of science in business administration from California State University, Sonoma. Mr. Offenbach’s long experience as an employer and businessman has honed his understanding of financial statements and the complex issues that confront businesses. This, combined with his diligent and thoughtful service as a director over the years, along with his prior service as a director of our mutual funds, has provided him with a solid understanding of the company and the industry in which it operates, enabling him to provide the board with valuable input and oversight.

Susan W. Pomilia (age 50) has served as a director of Hennessy Advisors since 2014. Ms. Pomilia has worked in the mortgage industry for over 30 years. From 1985 to 2007, Ms. Pomilia worked for First Security Loan, where she opened the Larkspur branch. In 2007, she purchased her own branch of RPM mortgage and expanded locations to Mill Valley, Napa, San Rafael and Benicia. Ms. Pomilia’s experience managing dozens of employees and multiple branches provides her with excellent insight and business perception. This, combined with her exceptional service as the President of Cruisin’ with Susan non-profit organization and the Vice President of Pomilia Financial, Inc., provide her with a tremendous understanding of business in general and the financial industry specifically.

Thomas L. Seavey (age 70) has served as a director of Hennessy Advisors since 2001. For the majority of Mr. Seavey’s business career, he has been involved in the sales and marketing of athletic and leisure products, as well as working with professional athletes. From 1981 to 1993, Mr. Seavey worked for Nike as the vice president of sales in the Midwest, as well as California, and spent three years at International Management Group as the vice president of products. In 1980, he formed Seavey Corp., now Continental Sports Group, which sells sport and leisure products. Mr. Seavey left Nike in 1993 and formally took over the management of Continental Sports Group, which he is still managing today. Mr. Seavey earned a bachelor of arts in English and history from Western Michigan University. Mr. Seavey’s experience working for a large corporation, where he led worldwide marketing campaigns, provided him vast knowledge of the business world. His experience has sharpened his financial and operational knowledge, and he brings these assets to our board of directors in a relatable, effective way. This, combined with his diligent and focused service as a director of our company over the years, has provided him with an excellent understanding of the company and the industry in which it operates, making him a valuable resource to our board.

CORPORATE GOVERNANCE

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires executive officers, directors, and 10% shareholders to file reports of initial ownership of our common stock (on Form 3) and changes in such ownership (on Form 4) no later than the second business day after the date on which the transaction occurred, unless certain exceptions apply. Most transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of the company’s fiscal year. Based upon a review of Forms 4 and 5 filed with the Securities and Exchange Commission (the “SEC”) and information provided to us by our directors and officers during the fiscal year ended September 30, 2016, all required reports were filed on a timely basis.

Director Attendance

Our board held four regular meetings and two special meetings during the fiscal year ended September 30, 2016. All directors attended at least 75% of all meetings of the board and board committees on which they served during fiscal year 2016.

We do not have a formal policy requiring directors to attend annual meetings of shareholders. However, because the annual meeting generally is held on the same day as a regular board meeting, we anticipate that directors will attend the annual meeting unless, for some reason, they are unable to attend the board meeting on the same date.  All directors attended the 2016 annual meeting of shareholders.

Director Independence

The board determined that all of our directors are independent under NASDAQ rules, except Neil J. Hennessy, Teresa M. Nilsen, Daniel B. Steadman and Brian A. Hennessy. The NASDAQ rules include several objective tests, as well as a subjective test, for determining who is an “independent director.” The subjective test requires that the board affirmatively determine, after reviewing all relevant information, that a director does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has not established categorical standards or guidelines to make this subjective determination, but considers all relevant facts and circumstances.

All of our directors other than Neil J. Hennessy, Teresa M. Nilsen, Daniel B. Steadman and Brian A. Hennessy qualified as “independent” under the objective tests. The Board then reviewed and discussed additional information provided by the directors and the company with regard to any transactions, relationships or arrangements that each such director had with the company during the three years prior to the independence determination. Matters reviewed included commercial and charitable transactions, relationships and arrangements, of which none were deemed by the board to be material. Based on this review, the board made a subjective determination that no relationships exist that impair the independence of such directors.

Board of Directors and Standing Committees

The board of directors has established three standing committees: an audit committee, a compensation committee and a nominating committee, which are described below. Members of these committees are elected annually, generally in the winter. Each committee has a written charter that is approved by the board of directors and reviewed for adequacy on an annual basis. Committee charters are available on our website at www.hennessyadvisors.com.

Audit Committee. The audit committee presently is composed of Daniel G. Libarle (Chairman), Henry Hansel and Thomas L. Seavey, all of whom are considered independent under NASDAQ rules. The audit committee met four times during fiscal year 2016. The principal responsibilities of and functions to be performed by the audit committee include reviewing our internal controls and the integrity of our financial reporting, approving the employment and compensation of and overseeing our independent auditors, and reviewing the quarterly reviews and annual audit with the auditors.

Our board of directors has determined that Daniel G. Libarle, who has served as Chairman of our audit committee since 2001, is an audit committee financial expert, as defined in the rules and regulations of the SEC, and is independent as defined by the rules adopted by the SEC and NASDAQ. Our board based its determination on the fact that Mr. Libarle has extensive experience evaluating financial statements prepared in accordance with generally accepted accounting principles and has also acquired an understanding of internal controls, procedures for financial reporting and audit committee functions as the founding chairman of the board of Bank of Petaluma from 1985 to 2002, as a member of the audit committee of the board of directors of Greater Bay Bancorp from 1999 to 2007, and as a director of the Exchange Bank, where he continues to serve on the bank’s audit and loan committees.

Compensation Committee. The compensation committee presently is composed of Thomas L. Seavey (Chairman), Daniel G. Libarle, Rodger Offenbach and Susan W. Pomilia, all of whom are considered independent under NASDAQ rules. The compensation committee met three times during fiscal year 2016. This committee has the responsibility of approving the compensation arrangements for our executive officers, including annual equity awards, which were approved on September 21, 2016, and annual cash bonuses, which were approved on October 10, 2016. It also recommends to the board of directors adoption of any compensation plans in which our officers and directors are eligible to participate, as well as makes grants of employee stock options and other stock awards under our incentive plan. Our executive officers do not determine their own compensation. However, the chief executive officer, after consultation with the other two members of the executive management team, recommends to the compensation committee the amount of base salary, cash bonus, company 401(k) contribution, and equity compensation of the company’s other two executive officers, as well as the amount of his own company 401(k) contribution and equity compensation, based on salary surveys, experience and performance of our executive officers. The compensation committee does not have any arrangements with compensation consultants. As a small company, our compensation committee relies upon its business judgment in making compensation decisions for our executive officers. The compensation committee is also responsible for reviewing and approving all related party transactions.

Nominating Committee. The nominating committee presently is composed of all directors who are considered independent under NASDAQ rules, which directors are presently Henry Hansel, Daniel G. Libarle, Rodger Offenbach, Susan W. Pomilia (Chairman) and Thomas L. Seavey. The nominating committee met once during fiscal year 2016. The principal responsibilities of and functions to be performed by the nominating committee include making recommendations for director nominees to the full board of directors for the next annual meeting of shareholders.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, in making its nominations, the nominating committee will consider, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting Hennessy Advisors, time available for meetings and consultation regarding Hennessy Advisors’ matters, and other particular skills and experience possessed by the individual. In considering the diversity of a candidate, the committee considers a variety of factors including, but not limited to, age, gender, and ethnicity. We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions, although we may in the future retain a third party search firm, if the nominating committee deems it appropriate.

Leadership Structure

The board currently believes it is in the best interests of the company to combine the positions of chairman and chief executive officer because this provides the company with unified leadership and direction. In addition, our current chairman and chief executive officer has an in-depth knowledge of our business that enables him to effectively set appropriate board agendas and ensure appropriate processes and relationships are established with both management and the board of directors, as our board works together to oversee our management and affairs. The board has not appointed a lead independent director. The board has determined that its leadership structure is appropriate for the company.

Board Role in Risk Oversight

The board, together with the audit committee, has oversight for our risk management framework, both investment risk and operational risk, and is responsible for helping to ensure that our risks are managed in a sound manner. In this regard, the directors oversee an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full board in setting our business strategy is a key part of the directors’ assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the company. The board has determined that its risk oversight is appropriate for the company. The board has adopted a Code of Ethics for Hennessy Funds Trust and Hennessy Advisors that applies to our directors and employees, the full text of which is available at www.hennessyadvisors.com. Each of our directors and employees annually confirms in writing that he or she has reviewed and will fully comply with the Code of Ethics.

Policies and Procedures for Submitting Recommendations for Potential Director Nominees for the 2018 Annual Meeting of Shareholders

The nominating committee considers recommendations for potential director nominees from many sources, including members of the board, advisors, and shareholders. The nominating committee uses the same process to evaluate director nominees recommended by shareholders as it does to evaluate director nominees identified by other sources. In order to be a valid submission for recommendation to the nominating committee for a potential director nominee, the form of recommendation must be addressed to the nominating committee, must be received at our principal executive offices no later than August 15, 2017, and must include all of the same information that our bylaws require for any director nominations proposed to presented at the annual meeting. The specific information that must be included with a recommendation for a potential director nominee has not changed since we previously disclosed the requirements in our proxy statement for the 2016 annual meeting of shareholders. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder Recommendation for Director.” The mailing address for our principal executive offices is 7250 Redwood Boulevard, Suite 200, Novato, California 94945.

Certain Transactions

During the fiscal years ended September 30, 2016 and 2015, there have been no transactions of more than $120,000 between Hennessy Advisors and any more than 5% shareholder, director, or executive officer and their immediate family members, except as described below.

On September 25, 2015, the company accepted for purchase a total of 1,000,000 shares of its common stock at a purchase price of $25.00 per share pursuant to the terms and conditions of its self-tender offer set forth in the Offer to Purchase, dated August 20, 2015. Based on the final count by Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A. (“Computershare”), the depositary for the self-tender offer, an aggregate of 1,805,122 shares were properly tendered and not properly withdrawn. Because more than 1,000,000 shares of common stock were properly tendered and not properly withdrawn, the self-tender offer was oversubscribed. Therefore, pursuant to the terms of the self-tender offer, shares were accepted for purchase on a pro rata basis, except for tenders of odd lots, which were accepted in full, and except for certain conditional tenders automatically regarded as withdrawn pursuant to the terms of the self-tender offer. Computershare informed the company that the final proration factor for the self-tender offer, after giving effect to the priority for odd lots and certain conditional tenders automatically regarded as withdrawn, was approximately 53.3%. Directors and executive officers were eligible to participate in the self-tender offer on the same basis as all other shareholders of the company. The following table shows the number of shares sold and the aggregate purchase price for such shares for each of our directors and executive officers in the self-tender offer in September 2015 (no additional transaction occurred in fiscal year 2016):

Name	Number of Shares Sold	Aggregate Purchase Price
Neil J. Hennessy	251,373	$6,284,325
Teresa M. Nilsen	11,603	$290,075
Daniel B. Steadman	3,339	$83,475
Henry Hansel	15,419	$385,475
Brian A. Hennessy	30,403	$760,075

Name	Number of Shares Sold	Aggregate Purchase Price
Daniel G. Libarle	4,264	$106,600
Rodger Offenbach	9,594	$239,850
Susan W. Pomilia	7,062	$176,550
Thomas L. Seavey	5,058	$126,450

	338,115	$8,452,875

A son of Neil J. Hennessy, our President, Chief Executive Officer, and Chairman of the Board of Directors, is employed by the company in a non-executive position and serves as an officer of our mutual funds. He earned a total of $263,395 for fiscal year 2016 and a total of $187,125 for fiscal year 2015, in each case consisting of base salary, cash bonus, and vested restricted stock units. The vested restricted stock units for fiscal year 2016 included three vestings at an average vesting price of $27.95 per share, and the vested restricted stock units for fiscal year 2015 included one vesting at a vesting price of $19.40 per share. In addition, with respect to both fiscal years, he received other benefits on the same terms available to all other employees of the company, including eligibility for awards of restricted stock units. His compensation is commensurate with his peers’ compensation.

EXECUTIVE OFFICERS

Our executive officers are listed below. Biographical information for each of our executive officers may be found under the heading “Election of Directors.”

Neil J. Hennessy	President, Chief Executive Officer, and Chairman of the Board of Directors
Teresa M. Nilsen	Executive Vice President, Chief Financial Officer, Chief Operating Officer, and Secretary
Daniel B. Steadman	Executive Vice President and Chief Compliance Officer

We refer to these individuals as our “executive officers.”

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

The goal of our compensation program is the same as our broader company-wide goal: to create long-term value for our shareholders. In an effort to achieve this goal, we have designed and implemented our compensation program to (1) encourage our executive officers to remain with us for long and productive careers and (2) align the interests of our executive officers with the interests of our shareholders. We believe that most of our compensation elements simultaneously fulfill both of these objectives. The principal elements of our compensation program are salary, bonus, equity awards, company 401(k) contributions, severance payments and payments in the event of a change of control.

Compensation Objectives

Retention. Given our small number of high level executives, all of our executive officers are essential to our success. Our executive officers are experienced in the mutual fund industry and are presented with other professional opportunities in the industry from time to time, including opportunities at potentially higher compensation levels. We believe it is critical to our success that turnover among our executive officers remains low and that our executive officers remain driven to achieve their individual and company-wide goals. Key elements of our compensation program that are designed to maximize executive officer retention include:

•	equity awards that vest over a four-year period;

•	competitive base salaries;

•	company 401(k) contributions; and

•	severance or change of control agreements.

Alignment. We seek to align the interests of our executive officers with the interests of our shareholders. Key elements of our compensation program that are designed to do so include:

•	cash bonuses based on individual and company-wide performance; and

•	equity awards, which link a significant portion of compensation to shareholder value because the total value of those awards correspond to stock price appreciation, and which provide an added incentive for our executive officers to focus on long-term performance and profitability.

Emphasis on variable “at risk” compensation. The compensation committee considers how our current compensation policies, including incentive opportunities, affect the company’s risk profile and does not believe that our compensation policies encourage excessive or inappropriate risk taking. The compensation committee seeks to align the interests of our executive officers with the interests of our shareholders by utilizing a balanced approach to total compensation, whereby a significant percentage of each executive officer’s total compensation is based on individual and company-wide performance on both a short and long-term basis. For fiscal 2016, over half of the total amount of compensation and benefits paid to our employees, including our executive officers, was based on the financial performance of the company on both a short- and long-term basis. In evaluating compensation risks, the compensation committee considers (1) the company’s key compensation policies from a risk perspective, (2) the risks disclosed in our most recent Annual Report on Form 10-K and the impact of compensation policies and practices on such risk factors, (3) whether additional risks, not previously disclosed as a risk factor, might be created from our compensation policies and practices, and (4) whether any identified risks are reasonably likely to have a material adverse effect on the company. Based on the factors considered by the compensation committee, the committee has concluded that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the company.

Say-on-Pay and Say-on-Frequency

An advisory vote relating to the compensation of our executive officers occurred at the 2014 annual meeting of shareholders. Shareholders indicated strong support of our executive compensation programs, with approximately 98% of votes cast approving, by a non-binding advisory vote, the compensation of our executive officers. In light of this strong support, which we believe demonstrates our shareholders’ satisfaction with the alignment of our executive officers’ compensation with the company’s performance, the compensation committee maintained the same compensation approach for fiscal 2016. In addition, because a substantial majority of the votes cast on our say-on-frequency proposal were in favor of having a say-on-pay vote every three years, we are holding our say-on-pay vote during this 2017 annual meeting of shareholders.

Process for Determining Compensation of our Executive Officers

The compensation committee is responsible for establishing and administering our policies governing the compensation of executive officers. Our chief executive officer receives a salary and a formulaic quarterly cash bonus pursuant to his employment agreement. He recommends to the compensation committee, after consultation with the other two members of the executive management team, the amount of base salary, cash bonus, company 401(k) contributions, and equity compensation for the company’s other two executive officers, as well as the amount of his own company 401(k) contribution and equity compensation. The chief executive officer’s recommendations are based on his experience, the performance of our executive officers and third party salary survey data from McLagan. McLagan has an extensive database on compensation for most investment management companies, including private companies for which information is not otherwise generally available. McLagan summarizes data by position across multiple companies without specifically identifying information for a particular company. We compare our executive positions to what we determine to be positions of similar scope and complexity. We believe this comparative data is useful and appropriate in establishing competitive compensation levels for our executive officers.

The compensation committee does not have any arrangements with compensation consultants. In recognition of the fact that we are a smaller company, our compensation committee relies upon its business judgment in making compensation decisions for our executive officers. With respect to each area against which our executive officers are evaluated, the compensation committee reviews our performance and each executive officer’s performance during the year against targeted performance and then evaluates whether individual and company-wide objectives set during the prior year review were achieved. Specific factors affecting compensation decisions for executive officers include, but are not limited to, the following:

•	key financial measurements such as growth in earnings per share and ending cash balance;

•	compliance with loan covenants;

•	compliance with applicable regulatory requirements;

•	maintaining and improving the marketing and sales program for our mutual funds;

•	the ability to lead and effectively manage the company’s employees, multiple offices, and several sub-advisors;

•	preparing and effectively executing short- and long-term strategic plans for the company; and

•	providing administrative services, shareholder services, and investment advisory services to sixteen open-end mutual funds and their parent company, the Hennessy Funds Trust.

Elements of our Compensation Program

Base Salaries. Base salaries are used to provide a fixed amount of compensation for an executive officer’s regular work. According to the most recent McLagan salary survey, the base salaries for our executive officers are in the bottom half of all financial services companies participating in the survey. Base salaries for executive officers are reviewed annually and may be adjusted from time to time by the compensation committee.

Bonuses. Mr. Hennessy receives a quarterly incentive-based bonus pursuant to an employment agreement we entered into with him relating to his service as the chairman of the board of directors, president, and chief executive officer of Hennessy Advisors and as chief investment officer and portfolio manager for our mutual funds. Specifically, Mr. Hennessy receives a quarterly incentive-based bonus in the amount of 10% of the company’s pre-tax profits for each fiscal quarter, as computed for financial reporting purposes in accordance with accounting principles generally accepted in the United States of America, except that pre-tax profit is computed without regard to (1) bonuses payable to employees (including related payroll tax expenses) for the fiscal year, (2) depreciation expense, (3) amortization expense, (4) compensation expense related to restricted stock units (or other stock-based compensation expense) and (5) asset impairment charges (such amount, for each quarter, the “Quarterly Bonus”). The Quarterly Bonus year begins on October 1 of each year and continues until September 30 of the following year (the “Fiscal Year”). With respect to any fiscal quarter in which a Quarterly Bonus is earned, Mr. Hennessy receives 50% of such Quarterly Bonus within 75 days following the end of such fiscal quarter and the remaining 50% is held in a reserve account. If there is a quarterly pre-tax loss (computed in the same manner as pre-tax profit) during any fiscal quarter during the same Fiscal Year, the reserve account is reduced by an amount equal to 10% of such pre-tax loss. If there is a positive balance in the reserve account at the end of the Fiscal Year, such positive amount is paid to Mr. Hennessy within 75 days following the end of such Fiscal Year. If there is a negative balance in the reserve account at the end of the Fiscal Year, the negative reserve is cancelled and is not carried forward into the next Fiscal Year. More information regarding Mr. Hennessy’s employment agreement is described below under “Potential Payments Upon Termination or Change of Control.”

Bonuses for our executive officers other than Mr. Hennessy are paid out of a general bonus pool for all employees. The bonus pool in total is set as a percentage of pre-tax profits and therefore fluctuates based on our overall performance. Our executive management team (which is comprised of our three executive officers) determines the percentage amount to be accrued in the bonus pool each year and reviews that percentage amount quarterly based on the current performance of the company. Each executive officer’s (other than Mr. Hennessy’s) portion of the bonus pool is based approximately 40% on individual performance and approximately 60% on company-wide performance, as discussed in his or her compensation review. Each year, our executive management team sets company-wide objectives that are then presented to the board. Individual performance objectives are based on customer focus, teamwork, ethics, work product and quality, and attitude. For fiscal year 2016, company-wide objectives included maintaining profitability, remaining compliant with our bank loan covenants, maintaining and expanding our compliance program, managing our organizational structure, improving and expanding our distribution, marketing and sales program, expanding staff, and pursuing strategic business opportunities. Because the bonus accrual is based on a percentage of pre-tax profits, the bonus is automatically aligned with our performance.

Equity Awards. We believe that the use of equity awards helps us to maintain a strong association between the compensation of our executive officers and the long-term interests of our shareholders. Furthermore, we believe that restricted stock units are the most effective equity compensation tool for a company of our size, because restricted stock units can provide the same value to executive officers as stock options, but with less dilution to earnings per share. All of our restricted stock unit awards vest over a four-year period, which we believe provide added incentive to our executive officers to focus on long-term performance and profitability and which encourage executive retention. Each year, following its annual performance review of our executive officers, the compensation committee determines the amount of restricted stock units to award to our executive officers, if any, and sets the aggregate amount of restricted stock units to be awarded to employees, if any, on a subjective basis based on our budget limitations for future years and the number of shares available for issuance under the company’s Amended and Restated 2013 Omnibus Incentive Plan.

Company 401(k) Contributions. We use 401(k) contributions as a means of compensating and retaining our executive officers while also instilling in them the idea that retirement planning is essential. The company 401(k) contribution is optional from year to year and is awarded to our executive officers on the same basis that it is awarded to all employees. It is not based on performance or goal achievement. The percentage level of the contribution is subjective and is determined by our executive management team annually and approved by the compensation committee with respect to the executive officers.

Severance or Change of Control Agreements. Mr. Hennessy’s employment agreement provides for certain payments upon the occurrence of specified events, including termination of employment or the failure by the company to have an acquiror of all or substantially all of the company’s assets assume Mr. Hennessy’s employment agreement. We believe that the right to these payments provides job security for Mr. Hennessy and allow him to focus on the performance of our company.

We have also entered into bonus agreements with Ms. Nilsen and Mr. Steadman that provide for payments in the event of a change of control. The change of control payments are intended to allow Ms. Nilsen and Mr. Steadman to focus on their performance and to ensure a smooth transition in the event of a change of control. Ms. Nilsen and Mr. Steadman would be paid with or without termination in the event of a change of control in order to allow them to stay focused on our best interests and interests of our shareholders in the event a change of control is anticipated or occurs.

In addition, the restricted stock unit award agreements between the company and each of our executive officers provide that all restricted stock units held by an executive officer will immediately vest in full (1) if the executive officer’s employment terminates as a result of death, disability or retirement at a time when the company would not be able to terminate the executive officer for cause or (2) upon a change of control of the company.

More information regarding these agreements and an estimate of the amount of compensation that would have been payable to our executive officers upon a termination of employment or change of control, as if each such event had occurred on September 30, 2016, is described below under “Potential Payments Upon Termination or Change of Control.”

Pension Benefits. We do not sponsor any pension plans.

Other Compensation. Benefits and perquisites provided to our executive officers are generally the same as those offered to all employees. We pay for a car allowance, premiums on life insurance, and premiums on disability insurance for Neil J. Hennessy pursuant to the terms of his employment agreement. We also pay for club memberships for each of our executive officers.

Tax Treatment. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits our income tax deduction for compensation paid in any taxable year to our executive officers, excluding our chief financial officer, that exceeds $1,000,000. However, certain forms of performance-based compensation are excluded from the $1,000,000 deduction limit if certain requirements are met. The compensation committee considers the impact of Section 162(m) when determining base salary, cash bonuses, equity awards, and other compensation for our executive officers, but tax deductibility is only one of several factors considered by the compensation committee in the design and implementation of our compensation program. Therefore, the compensation committee may approve compensation that will not meet the requirements of Section 162(m) in order to ensure competitive compensation levels and structures for our executive officers.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The following table summarizes the total compensation of our executive officers for fiscal years 2016, 2015 and 2014.

Summary Compensation Table for Fiscal Years 2016, 2015 and 2014

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation (4)	Total
Neil J. Hennessy	2016	$350,000	$349,440	$3,075,808	(2)(3)	$80,096	$3,855,344
President and CEO	2015	$350,000	$367,800	$2,513,299		$71,775	$3,302,874
	2014	$350,000	$279,750	$1,749,515		$58,940	$2,438,205
Teresa M. Nilsen	2016	$300,000	$349,440	$750,000		$18,021	$1,417,461
Executive Vice President, CFO, COO and Secretary	2015	$300,000	$367,800	$675,000		$19,567	$1,419,007
	2014	$250,000	$279,750	$450,000		$13,000	$992,750
Daniel B. Steadman	2016	$225,000	$349,440	$425,000		$17,879	$1,017,319
Executive Vice President and CCO	2015	$225,000	$367,800	$425,000		$15,784	$1,033,584
	2014	$200,000	$279,750	$300,000		$10,313	$790,063

(1)	The amounts in this column include the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718 – Stock Compensation. The fair values of the stock awards per share on the date of grant are: $33.28 based on the closing price of our common stock on the date of grant of September 21, 2016, $24.52 based on the closing price of our common stock on the date of grant of September 17, 2015 and $18.65 based on the closing price of our common stock on the date of grant of September 23, 2014.
(2)	Mr. Hennessy receives an incentive-based bonus in the amount of 10% of our pre-tax profits before any bonuses, depreciation expense, amortization expense, compensation expense related to restricted stock units (or other stock-based compensation expense) and asset impairment charges for the fiscal year, as computed for financial reporting purposes in accordance with accounting principles accepted in the United States. For a discussion of the terms of Mr. Hennessy’s employment agreement, refer to page 19.
(3)	Mr. Hennessy’s bonus is 10% of our pre-tax profit. The pre-tax profits for fiscal year 2016 are calculated as income before tax of $22,560,300, plus bonuses of $6,337,600 (Mr. Hennessy’s bonus accrual and the bonus accrual for other employees), plus payroll tax accruals of $90,540, plus depreciation and amortization expense of $353,240, plus compensation expense related to restricted stock units of $1,416,400, for a total pre-tax profit of $30,758,080.
(4)	All other compensation for fiscal year 2016 for Neil J. Hennessy includes premiums on life insurance ($46,883), disability insurance, a car allowance, miscellaneous expenses related to required travel by his spouse, and a profit-sharing contribution to his 401(k) plan. All other compensation for fiscal year 2016 for Teresa M. Nilsen includes a fitness club membership, miscellaneous expenses related to required travel by her spouse, and a profit-sharing contribution to her 401(k) plan. All other compensation for fiscal year 2016 for Daniel B. Steadman includes a fitness club membership, miscellaneous expenses related to required travel by his spouse, and a profit-sharing contribution to his 401(k) plan.

Grants of Plan-Based Awards in Fiscal Year 2016

The following table sets forth information regarding grants of plan-based awards granted in fiscal year 2016 to each of our executive officers.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock
Name		Target ($) (1)	Target ($)	Units (#)(2)	and Option Awards
Neil J. Hennessy
President and CEO	9/21/2016	$1,537,904	$—	10,500	$349,440
Teresa M. Nilsen
Executive Vice President, CFO, COO and Secretary	9/21/2016	$—	$—	10,500	$349,440
Daniel B. Steadman
Executive Vice President and CCO	9/21/2016	$—	$—	10,500	$349,440

(1)	Mr. Hennessy receives an incentive-based bonus in the amount of 10% of our pre-tax profits before any bonuses, depreciation expense, amortization expense, compensation expense related to restricted stock units (or other stock-based compensation expense) and asset impairment charges for the fiscal year, as computed for financial reporting purposes in accordance with accounting principles accepted in the United States. For a discussion of the terms of Mr. Hennessy’s employment agreement, refer to page 19.
(2)	Each executive officer was granted units of restricted stock with a zero exercise price on the grant date specified. The units will vest at a rate of 25% per year over four years. The fair value of the stock award per share on the date of grant was $33.28 based on the closing price of our common stock on the date of grant of September 21, 2016.

Outstanding Equity Awards at Fiscal Year-End 2016

The following table sets forth the outstanding equity awards held by our executive officers at September 30, 2016.

	Stock Awards (1)
Name	Number of Shares of Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Neil J. Hennessy
President and CEO	31,750	(2)	$1,126,173
Teresa M. Nilsen
Executive Vice President, CFO, COO and Secretary	33,000	(3)	$1,170,510
Daniel B. Steadman
Executive Vice President and CCO	31,750	(2)	$1,126,173

(1)	Stock awards are units of restricted stock with a zero exercise price. The units vest at a rate of 25% per year over four years. Restricted stock units do not earn dividends or dividends equivalents. The market value of restricted stock units that have not vested are calculated as the number of unvested units times the fair market value of $35.47 per share at September 30, 2016. The actual value realized by the executive will depend on the market value of our common stock on the date that the awards vest.
(2)	The non-vested awards have the following vesting dates: (a) 2,500 on September 16, 2017; (b) 3,750 on each of September 23, 2017 and 2018; (c) 3,750 on each of September 17, 2017; 2018; and 2019; and (d) 2,625 on each of September 21, 2017, 2018, 2019, and 2020.
(3)	The non-vested awards have the following vesting dates: (a) 3,750 on September 16, 2017; (b) 3,750 on each of September 23, 2017 and 2018; (c) 3,750 on each of September 17, 2017; 2018; and 2019; and (d) 2,625 on each of September 21, 2017, 2018, 2019, and 2020.

Option Exercises and Stock Vested in Fiscal Year 2016

The following table sets forth the number of options exercised by and amount of stock vested in fiscal year 2016 for each of our executive officers.

	Stock Awards (1)
Name	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)
Neil J. Hennessy
President and CEO	10,000	$357,025
Teresa M. Nilsen
Executive Vice President, CFO, COO and Secretary	11,250	$402,225
Daniel B. Steadman
Executive Vice President and CCO	10,000	$357,025

(1)	Stock awards are units of restricted stock with a zero exercise price. The units vest at a rate of 25% per year over four years. Restricted stock units do not earn dividends or dividends equivalents. The market value of restricted stock units that have vested are calculated as the number of vested units times the fair market value of $36.16 per share at the vesting dates of September 16, 2016 and September 17, 2016 and $34.94 per share at the vesting date of September 23, 2016.

Potential Payments Upon Termination or Change of Control

Under the terms of the restricted stock unit award agreements between the company and each of our executive officers, the employment agreement with Neil J. Hennessy and the bonus agreements with Teresa M. Nilsen and Daniel B. Steadman, our executive officers are entitled to certain compensation in the event of a termination of employment or a change of control of the company. The amount of compensation payable to each executive officer upon the occurrence of certain specified events is set forth in the tables below.

Neil J. Hennessy. The following table sets forth potential payments upon a termination of employment of Neil J. Hennessy or change of control of the company.

	Resignation by Executive for Good Reason	Resignation by Executive Without Good Reason	Without Cause Termination by the Company	For Cause Termination by the Company	Death	Disability	Change of Control
Neil J. Hennessy
Severance	$4,322,768	$—	$4,322,768	$—	$—	$13,462	$—
Pro-Rated Quarterly Bonus	$768,778	$—	$768,778	$—	$—	$384,389	$—
Reserve Account	$1,153,516	$—	$1,153,516	$—	$—	$—	$—
Restricted Stock Units (1)	$1,126,173	$1,126,173	$1,126,173	$—	$1,126,173	$1,126,173	$1,126,173

Total (2)	$7,371,234	$1,126,173	$7,371,234	$—	$1,126,173	$1,524,023	$1,126,173

(1)	The values in this row are based on the closing price of our common stock on September 30, 2016, which was $35.47.
(2)	If applicable, the total amount payable could be reduced to an amount that is $1.00 less than the amount that would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Employment Agreement

At the time of our initial public offering, we entered into an employment agreement with Mr. Hennessy. Most recently on October 10, 2016, we amended and restated the employment agreement, which provides for Mr. Hennessy’s continued service as the chairman of the board of directors, chief executive officer and president of the company and chief investment officer and portfolio manager for our mutual funds through February 21, 2019, with automatic one-year renewals unless either party gives written notice to the other at least 60 days prior to the expiration of the then-current term.

Under the terms of his employment agreement, Mr. Hennessy is entitled to (1) an annual base salary of $350,000, which amount may be increased in the board of directors’ sole discretion at the start of each calendar year, (2) certain performance-based incentive awards (as described below) and (3) participate in our benefit plans. In the event that (A) Mr. Hennessy’s employment is terminated by the company without cause or (B) Mr. Hennessy terminates his employment with the company for good reason, Mr. Hennessy is entitled to receive a lump-sum payment within 30 days of the end of the quarter in which the termination date occurs (except to the extent payment is required to be delayed pursuant to Section 409A of the Code) equal to the sum of (i) (A) one year’s full base salary and an average annual bonus for the three most recent fiscal years prior to the termination of employment multiplied by (B) two and (ii) a pro-rated Quarterly Bonus for the quarter in which the termination occurs. In addition, under the foregoing circumstances, Mr. Hennessy is also entitled to receive payment of any previously earned and deferred quarterly bonus in the reserve account following the end of the fiscal year in which his employment terminates. In the event Mr. Hennessy is terminated for cause or terminates his employment with the company without good reason, no severance will be payable.

If the employment agreement terminates as a result of death or disability, Mr. Hennessy is entitled to all bonuses earned or accrued as of the date of termination. Furthermore, in the case of disability, Mr. Hennessy is also entitled to continue receiving his base salary and benefits until the date he begins receiving benefits under a disability plan or policy, but in no event greater than three months.

In the event of a sale, transfer or other disposition of all or substantially all of our assets or business, whether by merger, consolidation or otherwise, we may assign the employment agreement and its rights, provided that the successor assumes all of our obligations under the employment agreement.

If any payment or benefit under the employment agreement and any other agreement, plan or arrangement would constitute an excess parachute payment under Section 280G of the Code, then Mr. Hennessy will receive either the full amount of such payments and benefits or a lesser amount such that no portion of the payments and benefits will be subject to the excise tax, whichever would result in a greater after-tax benefit to Mr. Hennessy.

The employment agreement defines the terms listed below as follows:

•	Cause would exist if Mr. Hennessy:

•	is convicted of, or enters a plea of nolo contendere to, a felony (other than a traffic related offense) under any state, federal or local law or any felony involving the company, where conviction includes any final disposition of the charge that does not result in the charges being completely dismissed or Mr. Hennessy being completely acquitted;

•	materially breaches (1) the employment agreement or (2) the company’s policies and procedures, which breach is not cured, if capable of cure, after written notice within 30 days of the date such notice is received by Mr. Hennessy; or

•	engages in willful or gross misconduct or willful or gross negligence in performing his duties, or fraud, misappropriation or embezzlement.

•	Good reason means:

•	the assignment to Mr. Hennessy of duties materially inconsistent with his position, authority, duties or responsibilities as of October 10, 2016; or

•	any action or omission that results in a material diminution of the position, authority, duties or responsibilities of Mr. Hennessy as of October 10, 2016;

•	a material reduction in Mr. Hennessy’s annual base salary (other than a reduction that applies generally to the Company’s senior management);

•	the relocation, without Mr. Hennessy’s prior written consent, of his principal place of employment to a location more than 50 miles away (measured in the shortest driving distance) from his principal place of employment on October 10, 2016;

•	the failure by the Company to have an acquirer of all or substantially all of the Company’s assets assume Mr. Hennessy’s employment agreement;

provided, in any case, that (1) Mr. Hennessy provides notice to the company of the existence of the condition constituting good reason within 90 days of its initial existence and (2) allows the company 30 days to remedy the condition.

•	Disability means a physical or mental disability or infirmity that prevents Mr. Hennessy from performing substantially the duties assigned to him (based upon such competent medical evidence as shall be presented to the company by any physician or group of physicians or other competent medical experts employed by the company) for a continuous period of more than 180 days.

Restricted Stock Unit Award Agreements

The restricted stock unit award agreements between the company and each of our executive officers provide that all restricted stock units held by an executive officer will immediately vest in full (1) if the executive officer’s employment terminates as a result of death, disability or retirement at a time when the company would not be able to terminate the executive officer for cause or (2) upon a change of control of the company.

The Amended and Restated 2013 Omnibus Incentive Plan, under which the restricted stock unit award agreements are issued, defines the terms listed below as follows:

•	Disability, with respect to restricted stock unit awards, is defined to mean, except as otherwise determined by the compensation committee and set forth in an award agreement, the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least twelve months, as determined by the compensation committee.

•	Retirement means, except as otherwise determined by the compensation committee and set forth in an award agreement, termination of employment from the company and its affiliates (for other than cause) on a date the participant is then eligible to receive immediate early or normal retirement benefits under the provisions of any of the company’s or its affiliate’s defined benefit pension plans, or if the participant is not covered under any such plan, on or after attainment of age 55 and completion of ten years of continuous service with the company and its affiliates or on or after attainment of age 65 and completion of five years of continuous service with the company and its affiliates, where “cause” means (1) if the participant is subject to an employment agreement with the company or an affiliate that contains a definition of “cause”, such definition, or (2) otherwise, except as otherwise determined by the compensation committee and set forth in an award agreement, any of the following as determined by the compensation committee: (A) violation of the provisions of any employment agreement, non-competition agreement, confidentiality agreement, or similar agreement with the company or an affiliate, or the company’s or an affiliate’s code of ethics, as then in effect, (B) conduct rising to the level of gross negligence or willful misconduct in the course of employment with the company or an affiliate, (C) commission of an act of dishonesty or disloyalty involving the company or an affiliate, (D) violation of any federal, state or local law in connection with the participant’s employment or service, or (E) breach of any fiduciary duty to the company or an affiliate.

•	A change of control is the occurrence of one or more of the following events:

•	an acquisition, in any one transaction or series of transactions, after which any individual, entity or group has beneficial ownership of 50% or more of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities, but excluding an acquisition (1) by us or any of our employee benefit plans (or related trusts), (2) by Neil J. Hennessy or any affiliate, or (3) by any corporation which, following the acquisition, is beneficially owned, directly or indirectly, in substantially the same proportions, by the beneficial owners of the common stock and voting securities of the company immediately prior to such acquisition; or

•	50% or more of the members of our board of directors (1) are not continuing directors, or (2) are nominated or elected by the same beneficial owner or are elected or appointed in connection with an acquisition of the company; or

•	the (1) consummation of a reorganization, merger, share exchange, consolidation or similar transaction, with respect to which the beneficial owners of the company immediately prior to such transaction do not, following such transaction, beneficially own more than 50% of the then outstanding shares of common stock and voting securities of the corporation resulting from the transaction, (2) consummation of the sale or other disposition of all or substantially all of the assets of the company or (3) approval by the shareholders of the company of a complete liquidation or dissolution of the company.

Teresa M. Nilsen. The following table sets forth potential payments upon a termination of employment of Teresa M. Nilsen or change of control of the company.

	Resignation by Executive for Good Reason	Resignation by Executive Without Good Reason	Without Cause Termination by the Company	For Cause Termination by the Company	Death	Disability	Change of Control
Teresa M. Nilsen
Bonus	$—	$—	$—	$—	$—	$—	$2,137,500
Restricted Stock Units (1)	$—	$—	$—	$—	$1,170,510	$1,170,510	$1,170,510

Total	$—	$—	$—	$—	$1,170,510	$1,170,510	$3,308,010	(2)

(1)	The values in this row are based on the closing price of our common stock on September 30, 2016, which was $35.47.
(2)	If applicable, the total amount payable could be reduced to an amount that is $1.00 less than the amount that would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Bonus Agreement

We have a bonus agreement with Ms. Nilsen that provides for a one-time cash bonus within 15 days of a change of control of the company equal to the greater of the following:

(1) $750,000; or

(2) the sum of (A) 150% of the total base salary (before deductions) paid to Ms. Nilsen for the most recent fiscal year ended prior to the change of control, (B) 150% of the prior year’s bonus, and (C) a pro rata portion of the prior year’s bonus, provided at least such amount has been accrued by us as a bonus for Ms. Nilsen in the fiscal year during which the change of control occurs.

If the bonus payable upon a change of control, together with any other payments or benefits received or to be received by Ms. Nilsen from the company or any successor thereto in the change of control transaction would constitute an excess parachute payment under Section 280G of the Code, then Ms. Nilsen will receive either the full amount of such payments and benefits or a lesser amount such that no portion of the payments and benefits will be subject to the excise tax, whichever would result in a greater after-tax benefit to Ms. Nilsen.

A change of control is defined in the bonus agreement the same as in the restricted stock award agreements, which is described above under the description of payments to Mr. Hennessy.

Restricted Stock Unit Award Agreements

The restricted stock unit award agreements between the company and each of our executive officers provide that all restricted stock units held by an executive officer will immediately vest in full (1) if the executive officer’s employment terminates as a result of death, disability or retirement at a time when the company would not be able to terminate the executive officer for cause or (2) upon a change of control of the company.

The definitions of change of control, disability, and retirement under the Amended and Restated 2013 Omnibus Incentive Plan, under which the restricted stock unit award agreements are issued, are described above under the description of payments to Mr. Hennessy.

Daniel B. Steadman. The following table sets forth potential payments upon a termination of employment of Daniel B. Steadman or change of control of the company.

	Resignation by Executive for Good Reason	Resignation by Executive Without Good Reason	Without Cause Termination by the Company	For Cause Termination by the Company	Death	Disability	Change of Control
Daniel B. Steadman
Bonus	$—	$—	$—	$—	$—	$—	$1,075,000
Restricted Stock Units (1)	$1,126,173	$1,126,173	$1,126,173	$—	$1,126,173	$1,126,173	$1,126,173

Total	$1,126,173	$1,126,173	$1,126,173	$—	$1,126,173	$1,126,173	$2,201,173	(2)

(1)	The values in this row are based on the closing price of our common stock on September 30, 2016, which was $35.47.
(2)	If applicable, the total amount payable could be reduced to an amount that is $1.00 less than the amount that would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Bonus Agreement

We have a bonus agreement with Mr. Steadman that provides for a one-time cash bonus within 15 days of a change of control of the company equal to the greater of the following:

(1) $500,000; or

(2) the sum of (A) 100% of the total base salary (before deductions) paid to Mr. Steadman for the most recent fiscal year ended prior to the change of control, (B) 100% of the prior year’s bonus, and (C) a pro rata portion of the prior year’s bonus, provided at least such amount has been accrued by us as a bonus for Mr. Steadman in the fiscal year during which the change of control occurs.

If the bonus payable upon a change of control, together with any other payments or benefits received or to be received by Mr. Steadman from the company or any successor thereto in the change of control transaction would constitute an excess parachute payment under Section 280G of the Code, then Mr. Steadman will receive either the full amount of such payments and benefits or a lesser amount such that no portion of the payments and benefits will be subject to the excise tax, whichever would result in a greater after-tax benefit to Mr. Steadman.

A change of control is defined in the bonus agreement the same as in the restricted stock award agreements, which is described above under the description of payments to Mr. Hennessy.

Restricted Stock Unit Award Agreements

The restricted stock unit award agreements between the company and each of our executive officers provide that all restricted stock units held by an executive officer will immediately vest in full (1) if the executive officer’s employment terminates as a result of death, disability or retirement at a time when the company would not be able to terminate the executive officer for cause or (2) upon a change of control of the company.

The definitions of change of control, disability, and retirement under the Amended and Restated 2013 Omnibus Incentive Plan, under which the restricted stock unit award agreements are issued, are described above under the description of payments to Mr. Hennessy.

Director Compensation for Fiscal Year 2016

The following table sets forth compensation received by each of our directors, other than our executive officers, in fiscal year 2016. Our directors received $10,500 per board meeting and $1,500 per meetings of the audit committee and compensation committee. Committee chairs of the audit committee and compensation committee received $2,000 per committee meeting. In addition, the compensation committee determines the amount of restricted stock units to award to each of our outside directors, if any, on an annual basis.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Henry Hansel (2)	$69,000	$116,480	$185,480
Brian A. Hennessy (2)	$63,000	$116,480	$179,480
Daniel G. Libarle (2)	$65,000	$116,480	$181,480
Rodger Offenbach (2)	$67,500	$116,480	$183,980
Susan W. Pomilia (3)	$67,500	$116,480	$183,980
Thomas L. Seavey (2)	$75,000	$116,480	$191,480

(1)	The amounts in this column include the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718—Stock Compensation. The fair value of the stock award per share on the date of grant is $33.28, based on the closing price of our common stock on the date of grant of September 21, 2016.
(2)	Director held 12,250 non-vested restricted stock units as of September 30, 2016.
(3)	Director held 11,000 non-vested restricted stock units as of September 30, 2016.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our board of directors is committed to and recognizes the importance of responsible executive compensation practices. As discussed above, we have designed our executive compensation program to attract, motivate, reward, and retain senior management as required to achieve our corporate objectives and to increase long-term shareholder value.

As required by Section 14A of the Exchange Act, we are asking our shareholders to indicate their approval of the compensation of our executive officers, as disclosed in this proxy statement. This advisory vote is non-binding and is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers. Because this is an advisory vote, the results will not be binding on our board of directors or the company. However, our board of directors and the compensation committee will review and consider the outcome of the advisory vote when making future compensation decisions for our executive officers as it considers appropriate. We currently conduct an advisory vote on executive compensation every three years and therefore expect to conduct the next advisory vote at the 2020 annual meeting of shareholders. The following resolution is submitted for a shareholder vote at the 2017 annual meeting of shareholders:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the company’s executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the company’s proxy statement for the 2017 annual meeting of shareholders.”

To assist shareholders in this non-binding advisory vote, below is a brief summary that describes the key fundamental aspects of our executive compensation program. In addition to reviewing the summary below, we encourage you to carefully review the information on our compensation policies and decisions regarding our executive officers presented above.

As previously discussed, we believe our executive compensation program is designed to retain our executive officers and align their interests with those of our shareholders by rewarding performance and includes the following key factors:

•	in 2016, over 80% of the compensation paid to our executive officers was in the form of cash incentive and equity incentive awards;

•	our equity awards vest over a four-year period and encourage both retention and a focus on creating shareholder value over the long-term;

•	Mr. Hennessy’s cash bonus is directly related to our performance, as his cash bonus is equal to 10% of our pre-tax profits for each fiscal quarter; and

•	the cash bonuses for our other executive officers are directly related to our performance, as the cash bonuses are paid from a general bonus pool, the size of which is directly related to our level of pre-tax profits.

Our board of directors recommends a vote “FOR” the advisory resolution approving the compensation of the company’s named executive officers as described in this proxy statement.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected Marcum LLP to audit the company’s financial statements and internal control over financial reporting for the fiscal year ending September 30, 2017, and requests that the shareholders ratify such selection. If shareholders do not ratify the selection of Marcum LLP, the audit committee will reconsider the selection.

Audit services provided by Marcum LLP in fiscal year 2016 included the integrated audit of the company’s financial statements and internal control over financial reporting, reviews of interim financial statements, and consultations on matters related to accounting and financial reporting.

Marcum LLP also provided certain audit-related services to Hennessy Advisors during fiscal year 2016, which were reviewed by the audit committee and are more fully described on page 28 of this proxy statement.

Representatives of Marcum LLP are expected to be present at the 2017 annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

Our board of directors recommends a vote “FOR” the ratification of the selection of Marcum LLP as the independent registered public accounting firm for Hennessy Advisors for fiscal year 2017. Proxies solicited by the board of directors will be voted “FOR” ratification of the selection of Marcum LLP as the independent registered public accounting firm for Hennessy Advisors for fiscal year 2017 unless the shareholder has specified otherwise.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and financial reporting process. Our independent accountants are responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). It is the audit committee’s responsibility to monitor and oversee these processes.

In connection with these responsibilities, the audit committee met with management and the independent accountants to review and discuss the financial statements for the fiscal year ended September 30, 2016. The audit committee also discussed with the independent accountants the matters required by Auditing Standard No. 16. The audit committee also received written disclosures from the independent accountants mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee discussed with the independent accountants that firm’s independence.

Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management and the independent accountants, the audit committee recommended that the board of directors include the audited financial statements of Hennessy Advisors, Inc. in its annual report on Form 10-K for the fiscal year ended September 30, 2016, filed with the SEC.

Daniel G. Libarle, Chairman
Henry Hansel
Thomas L. Seavey

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of Marcum LLP are expected to be present at the 2017 annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

The following table provides information relating to the fees billed to Hennessy Advisors for the fiscal years ended September 30, 2016 and 2015.

	Audit Fees	Audit-Related Fees (1)	Tax Fees (2)	Other Fees	Total Fees
Fiscal Year 2016 - Marcum LLP	$96,770	$77,175	$—	$—	$173,945
Fiscal Year 2015 - Marcum LLP	$82,337	$75,647	$59,000	$—	$216,984

(1) Audit-related fees are for SEC compliance reviews of Form 10-Q, Form 8-K and Form S-8.

(2) Tax fees are for preparation of federal and state income tax returns and assistance with estimated tax payments.

All decisions regarding selection of independent accounting firms and approval of accounting services and fees are made by our audit committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002. In accordance with the audit committee charter and applicable law, the audit committee pre-approves all auditing services and permitted non-audit services to be performed for the company by Marcum LLP, subject to de minimus exceptions permitted by applicable law. The audit committee may also pre-approve audit and permitted non-audit services pursuant to pre-approval policies and procedures established by the audit committee, provided such policies and procedures are detailed as to the particular service and do not include delegation of the audit committee’s responsibilities to management. In accordance with this policy, the audit committee pre-approved all services provided by the company’s independent accounting firm for fiscal year 2016.

OTHER GOVERNANCE MATTERS

Future Rule 14a-8 Shareholder Proposals

SEC regulations permit shareholders to submit proposals for inclusion in our proxy statement if the shareholder and the proposal meet the requirements specified in Rule 14a-8 under the Exchange Act. Any shareholder proposals submitted in accordance with Rule 14a-8 under the Exchange Act must be received at our principal executive offices no later than August 15, 2017.

Future Annual Meeting Business

Under our bylaws, any shareholder who intends to propose a director nomination or propose other business at an annual meeting, other than shareholder proposals presented under Rule 14a-8 under the Exchange Act for inclusion in our proxy materials, must give advance written notice that contains certain required information to our corporate secretary. We must receive this written notice no later than 90 days, and no earlier than 120 days, before the first anniversary of the previous year’s annual meeting. Accordingly, for the 2018 annual meeting of shareholders, written notice must be received by the corporate secretary between the close of business on September 28, 2017, and the close of business on October 28, 2017. However, as provided in the bylaws, different deadlines apply if the 2018 annual meeting of shareholders is called for a date that is more than 30 days before or more than 70 days after the anniversary date of the 2017 annual meeting of shareholders. Such notices must comply with the procedural and content requirements of the bylaws. We will not entertain any proposals of director nominations or other business at the 2018 annual meeting that do not meet the requirements set forth in our bylaws. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the annual meeting.

Shareholders should mail all notices of proposed director nominations or other business to our corporate secretary at Hennessy Advisors, Inc., 7250 Redwood Boulevard, Suite 200, Novato, CA 94945. You may obtain a copy of our bylaws from our corporate secretary by written request to the same address.

Communications with the Board of Directors

Shareholders who wish to communicate with the board of directors or with a particular director may send a letter to our corporate secretary at our principal executive offices, at 7250 Redwood Boulevard, Suite 200, Novato, California 94945. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should identify the author as a shareholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. Our corporate secretary will make copies of all such letters and circulate them to the appropriate director or directors. Commercial advertisements or other forms of solicitation will not be forwarded.

Annual Report

A copy of our annual report on Form 10-K for the fiscal year ended September 30, 2016, accompanies this proxy statement. The Form 10-K is posted on our website at www.hennessyadvisors.com. Information regarding the assumptions made in valuing the stock awards contained in the footnotes to the financial statements in the Form 10-K is incorporated by reference into this proxy statement. We will provide a copy of the Form 10-K without exhibits to each person who is a record or beneficial holder of shares of common stock on the record date for the annual meeting. We will provide a copy of the exhibits without charge to each person who is a record or beneficial holder of shares of common stock on the record date for the annual meeting who submits a written request for it. Requests for copies of the Form 10-K or exhibits should be addressed to Teresa M. Nilsen, at our principal executive offices, at 7250 Redwood Boulevard, Suite 200, Novato, California 94945.

Multiple Shareholders with the Same Address

Pursuant to the rules of the Exchange Act, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our annual report on Form 10-K and proxy statement unless contrary instructions from one or more of such shareholders have been provided. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. You may revoke your consent to future householding mailings or may enroll in householding by contacting your bank, broker, or other holder of record. If you would like to receive a separate copy of this proxy statement and our annual report on Form 10-K for the fiscal year ended September 30, 2016, please submit a written request our corporate secretary at our principal executive offices, at 7250 Redwood Boulevard, Suite 200, Novato, California 94945, and we will promptly deliver them to you.

Other Matters

The board of directors does not know of any other matters to come before the meeting. However, if any other matters properly come before the meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on the matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

Proxy Solicitation

We will bear the cost of soliciting proxies. We may reimburse brokers and other persons holding stock in their names, or in the names of director nominees, for their expenses for sending proxy material to principals and obtaining their proxies. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise.

PLEASE SPECIFY YOUR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED. YOUR PROMPT RESPONSE IS APPRECIATED.

By Order of the Board of Directors,

/s/ Teresa M. Nilsen
Teresa M. Nilsen, Secretary

December 13, 2016

IMPORTANT ANNUAL MEETING INFORMATION ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Time, on January 25, 2017. Vote by Internet Go to www.investorvote.com/HNNA Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: 01—Neil J. Hennessy 02—Teresa M. Nilsen 03—Daniel B. Steadman 04—Henry Hansel 05—Brian A. Hennessy 06—Daniel G. Libarle 07—Rodger Offenbach 08—Susan W. Pomilia 09—Thomas L. Seavey Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 01 02 03 04 05 06 07 08 09 2. To approve, by a non-binding advisory vote, the compensation of our executive officers. For Against Abstain 3. Ratify the selection of Marcum LLP as the independent registered public accounting firm for Hennessy Advisors, Inc. for fiscal year 2017. For Against Abstain B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 1UPX 2 9 4 2 1 0 1 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 02H6PB

Important notice regarding the Internet availability of proxy materials for the 2017 Meeting of Shareholders. The Proxy Statement and the 2016 Annual Report to Shareholders are available at: www.hennessyadvisors.com/proxy.htm.IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.PROXY — HENNESSY ADVISORS, INC2017 Annual Meeting of Shareholders—January 26, 2017 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Neil J. Hennessy and Teresa M. Nilsen, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hennessy Advisors, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2017 Annual Meeting of Shareholders of the company to be held January 26, 2017, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 and 3. WE RECOMMEND A VOTE “FOR” THE DIRECTORS AND “FOR” PROPOSALS 2 and 3. (Continued and to be marked, dated and signed, on the other side)

IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: 01—Neil J. Hennessy 02—Teresa M. Nilsen 03—Daniel B. Steadman 04—Henry Hansel 05—Brian A. Hennessy 06—Daniel G. Libarle 07—Rodger Offenbach 08—Susan W. Pomilia 09—Thomas L. Seavey Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 01 02 03 04 05 06 07 08 09 2. To approve, by a non-binding advisory vote, the compensation of our executive officers. For Against Abstain 3. Ratify the selection of Marcum LLP as the independent registered public accounting firm for Hennessy Advisors, Inc. for fiscal year 2017. For Against Abstain B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX 2942102 02H6QB

Important notice regarding the Internet availability of proxy materials for the 2017 Meeting of Shareholders. The Proxy Statement and the 2016 Annual Report to Shareholders are available at: www.hennessyadvisors.com/proxy.htm. PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. PROXY — HENNESSY ADVISORS, INC. 2017 Annual Meeting of Shareholders—January 26, 2017 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Neil J. Hennessy and Teresa M. Nilsen, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hennessy Advisors, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2017 Annual Meeting of Shareholders of the company to be held January 26, 2017, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 and 3. WE RECOMMEND A VOTE “FOR” THE DIRECTORS AND “FOR” PROPOSALS 2 and 3. (Continued and to be marked, dated and signed, on the other side)